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                                                                    News Release

Company Contact:
Pam Volpe
International Microcomputer Software, Inc.
415.878.4025
E-mail: pvolpe@imsisoft.com

                       IMSI  SETTLES IMAGELINE LITIGATION

NOVATO, CA, May 1, 2003-IMSI (OTC/BB: IMSI), announced today that it had fully and finally resolved all litigation with Imageline, Inc. and its president, George Riddick. The resolution was affected by a new settlement agreement under which IMSI agreed to make two cash payments, license certain intellectual property, and issue warrants to purchase the Company's common stock which are more fully described on a Form 8-K filed today. As a result of this settlement, IMSI will recognize an additional non-operating charge of approximately $380,000 in its financial statements for the period ended June 30, 2003. This final settlement eliminates an existing judgment against IMSI, removes a lien on certain of IMSI's assets and ends an expensive and time consuming legal dispute.

"Our settlement with Imageline is the final legacy debt item that the Company had to resolve in its turn-around from losses incurred in 1999 and 2000. This marks the beginning of a new chapter in the history of IMSI," said IMSI CEO Martin Wade. "The Company will now be able to focus fully on capitalizing on our core strengths such as our visual design division which has just launched TurboCAD 9.0 and FloorPlan Design Suite 8.0, and the ArtToday.com network of web sites and domain names which deliver high quality graphic content online," added IMSI President, Gordon Landies.

About  IMSI
Founded in 1982, IMSI has established a tradition of providing the professional hand home user with innovative technology and easy to use, high quality software products at affordable prices. The Company maintains three business divisions for Graphic Design, Visual Design and Business Applications and produces many popular software titles including TurboCAD , FloorPlan HiJaak , FormTool , and FlowCharts&More . IMSI also owns the subsidiary, ArtToday.com, Inc., the largest subscription-based graphics resource on the web with over 2,500,000 clipart images, animations, photos, fonts, and sounds. ArtToday.com also maintains a network of graphics related websites including Photos.com (www.photos.com), ClipArt.com (www.ClipArt.com) and Graphics.com (www.graphics.com).

More information about IMSI can be found at www.imsisoft.com.

IMSI and ArtToday are registered trademarks of International Microcomputer Software, Inc. and ArtToday, Inc, respectively. All other products are the trademarks or registered trademarks of their respective owners.

  2003  International  Microcomputers  Software,  Inc.  All  rights  reserved.

Safe  Harbor  Statement
This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the Company's annual report on Form 10-K and such other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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